EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Borrowing Base Increase to $135 Million

TULSA, December 19, 2018 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today that its lender group has increased the Partnership’s borrowing base to $135 million as part of the regularly scheduled semi-annual redetermination. There were no other changes to the terms or conditions of the credit agreement. The next semi-annual borrowing base redetermination is scheduled to occur during the second quarter of 2019. Mid-Con Energy had $94 million in total borrowings outstanding under its revolving credit facility as of December 19, 2018.

“As a result of the success in development and acquisitions during 2018, we are pleased to announce this $10 million increase to our borrowing base,” commented Jeff Olmstead, President and CEO. “We expect to continue to operate with internally generated cash flow, however this borrowing base increase provides us additional liquidity to take advantage of opportunities as they arise in the market. We want to thank our bank group for their continued support of Mid-Con.”

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Texas, and Wyoming. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents and reports we file from time to time with the SEC.

INVESTOR RELATIONS CONTACT

ir@midcon-energy.com

(918) 743-7575

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